EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President & CFO Alex Haddock Senior Vice President

EAGLE MATERIALS ANNOUNCES AGREEMENT TO ACQUIRE PURE-PLAY

AGGREGATES ASSET IN WESTERN PENNSYLVANIA

DALLAS, TX (December 10, 2024): Eagle Materials Inc. (NYSE: EXP) today announced it has entered into a definitive agreement to acquire Bullskin Stone & Lime, LLC, a pure-play aggregates business located in Western Pennsylvania. The business serves the Pittsburgh and broader Western Pennsylvania markets.

The purchase price is $152.5 million, subject to customary post-closing adjustments. The transaction is expected to close in the next 60 days, subject to the satisfaction of customary closing conditions.

Commenting on the acquisition, Michael Haack, President and CEO, said, “The acquisition of Bullskin Stone & Lime further advances Eagle’s long-term growth strategy by adding a pure-play aggregates business that complements and extends our network of aggregates quarries and cement plants and terminals in the region. We look forward to welcoming Bullskin employees to the Eagle Materials organization and are excited about the opportunities this business presents for us moving forward.”

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President, Finance and Administration and CFO

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

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